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                           EXHIBIT 5.1

        OPINION OF SNELL & WILMER AS TO LEGALITY OF SHARES
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                           May 27, 1997

UniComp, Inc.
1850 Parkway Place, Suite 925
Marietta, Georgia 30067

Ladies and Gentlemen:

    Reference is made to your proposed registration and offering of up to 95,000 shares of Common Stock of UniComp, Inc., as contemplated by the Prospectus contained in the Registration Statement (the "Registration Statement") on Form S-3 to be filed by you on May 27, 1997, with the Securities and Exchange Commission under the Securities Act of 1933, as amended.

    We have examined originals or copies, certified or otherwise identified to our satisfaction, of such corporate records, agreements, and other instruments, certificates, orders, opinions, correspondence with public officials, certificates provided by your officers and representatives, and other documents, as we have deemed necessary or advisable for the purposes of rendering the opinions set forth herein.

    Based on the foregoing, and without further inquiry, it is our opinion that after (i) the Registration Statement shall have become effective, and
(ii) you shall have received from the holder of the warrant a notice of exercise with respect thereto, accompanied by payment of the purchase price as contemplated in the Registration Statement and in any relevant amendment thereto or in any Rule 424 supplement to the prospectus contained in the Registration Statement, the 95,000 shares of Common Stock subject to such warrant will be validly issued, fully paid and non-assessable.

    Consent is hereby given to the use of this opinion as part of the Registration Statement referred to above and to the use of our name wherever it appears in said Registration Statement and the related prospectus.

                             VERY TRULY YOURS,

                             SNELL & WILMER L.L.P.